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                                                                    Exhibit 23.8

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Option plans of Elron Electronic Industries Ltd. (The employee share option plan for employees of Elbit Ltd., the employee share option plan, series 9-17, for employees of Elron Electronic Industries Ltd. and the option plan for employees, directors and officers -2003), of our report dated February 20, 2003 relating to the financial statements of Chip Express Corporation of which our report (excluding the related financial statements) is included in the Elron Electronic Industries Ltd. Annual Report on Form 20-F for the year ended December 31, 2002, as amended.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
San Jose, California  USA
December 15, 2003